Exhibit 10.16

AGREEMENT FOR SERVICES

This agreement executed this 10th day of November, 1999 between Iowa Telecommunications Services. Inc. , an Iowa Corporation, hereinafter referred to as “CUSTOMER”, and Iowa Network Services, Inc., an Iowa Corporation, hereinafter referred to as “INS”,

WITNESSETH:

1. SERVICES: INS agrees to provide to CUSTOMER those services specified in Schedule(s) “A” attached hereto and by this reference made a part hereof and which may be amended or added to reflect additional services by written agreement of both parties. Said services are hereby expressly agreed to-be-subject to the terms and conditions of this Agreement. Ownership and control of the INS network and appurtenances thereto shall at all times be and remain in INS and INS shall have the right to remove its service, cable and any other equipment used in connection therewith upon termination of this agreement.

2. TERM/RENEWAL: This agreement shall be for a term of 5 years commencing on the last date written under Article 16 herein. CUSTOMER may, at its option, extend this agreement for an additional one (1) year period by giving INS written notice at least ninety (90) days prior to the expiration of the initial term thereof. Any such extension or renewal shall be upon the same terms and conditions as provided in this agreement with payment as set forth in Schedule(s) “A” incorporated as a part of this agreement. Any Schedule(s) “A” which have not expired upon termination or non-renewal of this Agreement shall remain in effect until the expiration date of each Schedule “A” as if this Agreement had been extended.

3. PAYMENT: For the services provided by INS, CUSTOMER shall pay the sums specified on Schedule(s) “A” or any amended and added Schedules “A”, and only said sums, on the first day of each month following the installation of the service throughout the term hereof. Payment for the month in which the service is installed shall be made in a prorated amount for that portion of the month for which the service is available. In addition to the base payment requirement hereunder, CUSTOMER shall pay upon receipt of invoice any taxes including sales tax, user fees, permit fees or similar charges related to the payment for services contemplated hereunder.

4. CUSTOMER RIGHT OF ABANDONMENT: CUSTOMER shall have the right at any time to abandon the right to use any of the services provided by INS. Such abandonment shall be in writing and shall terminate any obligations of either party regarding such services except for any indemnification for causes accruing prior to the time of such abandonment and except that CUSTOMER shall pay with its abandonment the then present value of the remaining payments due during the term for such services specified in the applicable Schedule “A”.

5. OPERATION AND MAINTENANCE OF THE NETWORK: INS shall be responsible for the operation and maintenance of its network in accordance with the performance specifications as stated in Exhibit “1” to this agreement. In the event of failure or degradation of the performance of the INS network to a point, where the service provided to CUSTOMER is inferior to those performance specifications (a service affecting condition) INS shall proceed immediately and with due diligence to restore its network to the level of performance specified by the performance specifications. Provided that INS shall repair any service affecting condition within 24 hours following receipt of telephonic notice of the condition in accordance with Article 11 hereof, INS shall have no responsibility or liability to CUSTOMER for any disruption in service. In the event that any such service affecting condition shall extend beyond 24 hours INS sole and only obligation to CUSTOMER shall be to rebate that portion of the monthly service charge prorated over the period of time during which service is unavailable to CUSTOMER. In the event that any service affecting condition shall extend beyond seventy-two (72) hours or that more than three (3) such occurrences of more than four (4) hours each shall occur within any calendar year affecting any service provided under this agreement, CUSTOMER shall have the right at its option to terminate that service upon written notice to INS. Any such termination shall place the parties in the same position as is the term if that service had expired. In lieu of a written notice, a facsimile is also acceptable within this Agreement.

6. INSURANCE: Contractor(s) employed by either party to perform work on the premises of the other party shall provide and maintain at all times during the provision of services to the parties the following types of insurance in the following minimum amounts, which insurance shall be issued by companies approved by the parties:

a. Worker’s Compensation Insurance complying with the law of the state or states in which the services are to be provided and Employers Liability Insurance with limits of $500,000 each accident, including occupational disease coverage with limits of $500,000 each employee, $500,000 policy limit.

b. Broad form Comprehensive General Liability Insurance with a single combined limit for bodily injury and property damage of $1,000,000 each occurrence.

The foregoing insurance shall be evidenced by certificates of insurance which shall be delivered to the contracting party prior to commencement of the provisions of services. The certificates of insurance shall show that the insurance is prepaid and in full force and effect and that such insurance shall not be cancelled, non-renewed of changed during the term of this Agreement or during any extension thereof, without at least thirty (30) days written notice to the contracting party. The maintenance of insurance by the contractor shall in no way limit or affect the extent of the contractor’s liability.

6. LIMITATION OF LIABILITY/INDEMNIFICATION: INS liability to CUSTOMER under this Agreement is limited to provision of services as specified in this Agreement. Under no circumstances shall either party be liable to the other for any indirect, incidental, special or consequential damages (including, but not limited to, loss of business, loss of use or loss of profits) which arise in any way, in whole or in part, as a result of any action, error, mistake or omission, whether or not negligence on the part of either party occurs.

Both parties agree to indemnify, defend and hold each other harmless for any and all claims, demands, suits or actions, including attorney’s fees arising out of their performance or failure to perform any of their obligations under this Agreement except only such claims, demands, suites or actions which may arise out of the negligence of either party. The extend of either party’s liability is limited by the preceding paragraph.

8. DEFAULT/TERMINATION: Failure of either party to cure a default under this Agreement as soon as reasonably practical but, not less than ten (10) days after receipt of written notice thereof, shall entitle the other party to immediately terminate this Agreement. A default which is not susceptible of cure within such ten (10) days shall not give rise to a right of termination provided cure is commenced within ten (10) days and diligently pursued to completion. In lieu of a written notice, a facsimile is also acceptable within this Agreement.

9. LAWFULNESS OF AGREEMENT: This Agreement and the parties’ actions under this Agreement shall comply with all applicable federal, state and local laws, rules and regulations and the orders, rules and regulations of any court or governmental agency or competent jurisdiction. If a court or a governmental agency of competent jurisdiction determines that this Agreement, or a provision of this Agreement is unlawful, this Agreement, or that provision of this Agreement shall terminate. If a provision of this Agreement is so terminated but, the parties legally, commercially and practicably can continue this Agreement without the terminated provision, the remainder of this Agreement shall continue in effect.

10. FORCE MAJEURE: A party shall be excused from performance under this Agreement if its performance is prevented by acts or events beyond the party’s reasonable control including, but not limited to, strikes or other labor unrest, severe weather and storms, earthquakes, or other natural occurrences, power failures, nuclear or other civil or military emergencies, or acts of legislative, judicial executive or administrative authorities.

11. NOTICES: Notices, except for telephonic notices under Article 5 hereof, shall be in writing and except where the context otherwise requires, shall be mailed by prepaid U.S. Certified Mail, Return Receipt Requested, addressed to:

INS:	CUSTOMER:
IOWA NETWORK SERVICES, INC. ATTN: Robert A. Drogo 4201 Corporate Drive West Des Moines, Iowa 50266-5906	ITS, INC. ATTN: Dennis Kilburg 115 South 2nd Avenue West Newton, Iowa 50208

or at such other addresses as the respective parties may from time to time in writing designate. Except where the context otherwise requires, all such notices shall be deemed to have been given on the day received.

Telephonic notices under Article 5 shall be given to:

INS:	CUSTOMER:
515-830-0383	515-787-2363

12. WAIVER: Any failure of a party to assert any of its rights under any provision of this Agreement shall not constitute a waiver or termination of such rights.

13. CHOICE OF LAW: The parties agree that the laws of the State of Iowa shall apply to this agreement.

14. ASSIGNMENT: Neither party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party.

15. ENTIRE AGREEMENT: This Agreement, together with all Exhibits, Notices, Appendices and any jointly executed written supplements to this Agreement constitutes the entire Agreement and the complete understanding between the parties. No other verbal or written representation of any kind affects the rights or the obligations of the parties regarding any of the provisions in this Agreement.

16. EXECUTION: The parties hereby execute and authorize this Agreement as of the last date written below:

INS:		CUSTOMER:

Iowa Network Services, Inc. 4201 Corporate Drive West Des Moines, Iowa 50266-5906		ITS. INC. 115 South 2nd Avenue West Newton, Iowa 50208

By:		By:
	Robert A. Drogo		Dennis Kilburg
Title:	VP Network Products	Title:	VP OPS/ENG
Date:	3-10-00	Date:	2-15-00

EXHIBIT 1 TO AGREEMENT FOR SERVICES

IOWA NETWORK SERVICES

DIGITAL SERVICES PERFORMANCE STANDARDS

SYSTEM AVAILABILITY

System Availability as defined shall be less-than or equal-to 99.98%.

ERROR PERFORMANCE:

Performance in any 24 hour period shall be more-than or equal-to:

Circuit Route Miles	Errored Seconds	Severely Errored Seconds	Consecutive Severely Errored Seconds
0 to 50	37	2	0
> 50 to 100	46	3	0
>100 to 200	68	4	0
>200 to 300	85	5	0

IMMEDIATE ACTION LIMITS:

Immediate action to repair the service is required if any of the following occurs within any 15 minute period:

Less-than or Equal-to
Errored Seconds	100
Severely Errored Seconds	3
Consecutive Severely Errored Seconds	1

Immediate action is also required for any out of service condition.

PROTECTION SWITCHING:

Automatic protection switching is provided at the DSl, DS3 and at the Optical Line levels. Manual control of protection is also provided.

EXHIBIT 1 TO AGREEMENT FOR SERVICES

IOWA NETWORK SERVICES

DIGITAL SERVICES PERFORMANCE STANDARDS

RESTORATION OF EQUIPMENT FAILURES:

Electric equipment failures shall be repaired within four hours after service is switched to protection facilities.

BATTERY RESERVE:

A minimum eight (8) hour battery reserve will be maintained at all equipment locations which are not equipped with automatic start back-up AC alternators.

DEFINITIONS: System Availability:

The system is considered to be unavailable when the Bit Error Rate (BER) exceeds 1 error per 1,000 bits in each of 10 consecutive 1 second intervals.

The system is considered to be restored when the BER is less than 1 error per 1,000 bits in each of 10 consecutive 1 second intervals.

System outage time is the accumulated intervals between circuit unavailable and circuit restoration.

Availability = total time-outage time
total time

Errored Seconds (ES):	Any one second period containing one or more bit errors.

Severely Errored Seconds (SES):	Any one second period in which the BER is less-than or equal-to or 1 error per 1,000 bits.

Consecutive Severely	An event consisting of 3 to 10 consecutive Errored Seconds (CSES): SES. Only one CSES is permitted during a two week period.

MASTER SCHEDULE A

TO

AGREEMENT

BETWEEN

IOWA TELECOMMUNICATIONS SERVICES, INC.

AND

IOWA NETWORK SERVICES, INC.

I.	EXISTING CAPACITY PRICING

All Existing Capacity that is still within its initial term as of the effective date of this Agreement shall remain priced at its then current rate. Upon completion of its initial term, whether renewed for a subsequent term or automatically renewed for a one-year term, the Existing Capacity shall be priced according to the pricing terms listed in Section II of this Master Schedule A. This Schedule A is in effect upon date of signature below and modifies Schedule A signed November 10, 1999.

II.	NEW AND RENEWED CAPACITY

All New Capacity ordered pursuant to the Agreement and all renewed Existing Capacity renewed on a one-year term basis or for a subsequent term shall be priced as set forth below.

Base DS1 Rate Schedule (DSO/V&H Miles/month)

1 Year Term	3 Year Term	5 Year Term
$.0800	$.0700	$.0600

*	All new DS1s ordered under the terms and conditions of this Agreement are subject to a $200.00 minimum monthly recurring charge requirement.

Base DS3 Rate Schedule (DSO/V&H miles/month)

1 Year Term	3 Year Term	5 Year Term
$.0300	$.0275	$.0265

*	All new DS3s ordered under the terms and conditions of this Agreement are subject to a $ 1000.00 minimum monthly recurring charge requirement.

IOWA NETWORK SERVICES, INC.		ITS, INC.

By:		By:
	Robert A. Drogo		Mike Struck
Date:	3.2.03	Date:	April 30, 2003